ALUMINUM CORPORATION OF CHINA LIMITED 20-F

Exhibit 2.4

Description of rights of each class of securities
registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American depositary shares (“ADSs”), each representing 25 H Shares of Aluminum Corporation of China Limited (the “Company”, “we” or “our”), are listed and traded on the New York Stock Exchange, and, in connection with such listing (but not for trading), the H Shares, listed and traded on the Hong Kong Stock Exchange, are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of H Shares and (ii) ADSs holders. H Shares underlying the ADSs represented by the American Depositary Receipts (“ADRs”) are held by The Bank of New York Mellon, as depositary, and ADR holders will not be treated as holders of the H Shares.

Capital terms used but not defined herein shall have the meanings given to them in our annual report on Form 20-F for the year ended December 31, 2019, to which this description of securities is an exhibit and which is referred to as “this annual report” herein.

H Shares

The following is a summary of the general terms and provisions of our H Shares and does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Association, as amended, and to the applicable laws and regulations. A copy of our Articles of Association is filed as Exhibit 1.1 to this annual report.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Not applicable.

Type and Class of Securities and Transferability of H Shares (Item 9.A.5 of Form 20-F)

Type and Class of Securities

Each H Share has RMB1.00 par value. Certificates of H Shares are issued in registered form. Both domestic shares and H Shares are ordinary shares. The numbers of our domestic shares and H Shares that were issued and outstanding as of December 31, 2019 are provided on the cover of this annual report.

Transferability of H Shares

H Shares for which the share capital has been paid in full may be transferred freely in accordance with the Articles of Association, but unless otherwise approved or filings being completed according to PRC law, H Shares may generally be traded directly only among investors who are legal or natural persons resident outside of the PRC and may not be sold directly to investors resident within the PRC. There are no restrictions under PRC law or our Articles of Association on the ability of investors who are not PRC residents to hold H Shares.

According to our Articles of Association, the Board may refuse to recognize any instrument of transfer without giving any reason unless such transfer is carried out in compliance with the following conditions:

(1) payment of HK$2.50 per instrument of transfer or higher charge as agreed at such time by the Hong Kong Stock Exchange has been made to the Company for the purpose of registering the instrument of transfer and other documents relating to or which may affect the title to the shares;

(2) the instrument of transfer only involves H Shares;

(3) the stamp duty payable on the instrument of transfer as required by Hong Kong law has been paid;

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(4) relevant share certificates and evidence that the transferor has the right to transfer such shares as reasonably required by the Board have been provided;

(5) if the shares are to be transferred to joint holders, the number of registered joint holders may not exceed four; and

(6) the relevant shares are not encumbered by any Company lien.

See also “Limitations on the rights to own securities” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Holders of domestic shares and H Shares are deemed to be shareholders of different classes for some matters. See “Voting Rights” and “Actions necessary to change the rights of holders of our shares or holders of a class of shares” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

See “Dividend Policy” under “Item 8. Financial Information”, and “Dividend rights”, “Voting rights”, “Directors’ qualifying shares”, “Rights to share profits”, “Rights to share surplus in the event of liquidation”, “Redemption provisions; sinking fund provisions and liability to further capital calls”, and “Provisions discriminating against any existing or prospective shareholder as a result of owning a substantial number of shares” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

See “Actions necessary to change the rights of holders of our shares or holders of a class of shares” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Conditions Governing the Manner in which Annual General Meetings and Extraordinary General Meetings of Shareholders are Convoked (Item 10.B.5 of Form 20-F)

See “Conditions governing the manner in which annual general meetings and extraordinary general meetings of shareholders are convoked” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Limitations on the rights to own securities” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Provisions having an effect of delaying, deferring or preventing a change in control” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Provisions having an effect of delaying, deferring or preventing a change in control” under “Item 10. Additional Information – B. Memorandum and Articles of Association” of this annual report.

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Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

General

We are a PRC joint stock company, which is a corporate entity organized under the Company Law of the PRC. Under the PRC company law, the registered capital of a joint stock company is divided into shares of equal par value. The PRC company law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the PRC company law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders (for this purpose we refer to Delaware corporate law). Such summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Association, as amended, and to the relevant laws and regulations.

Shareholders’ approval by written consent

PRC law does not provide shareholders of joint stock companies with rights to approve corporate matters by written consent.

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which is required or permitted to be taken at any shareholders’ meeting may be taken without a meeting, subject to various conditions.

Amendments of articles of association

Under PRC law, an amendment of the articles of association must be approved by an affirmative vote of two-thirds of shareholders attending a shareholders’ meeting. Amendments with respect to the Mandatory Provisions for Companies Listing Overseas (the “Mandatory Provisions”) only become effective after approval by the relevant governmental department authorized by the PRC State Council and the CSRC.

Under Delaware law, with certain exceptions, shareholder approvals must be obtained for any amendment to the certificate of incorporation. Board approvals are also required for any amendment to the certificate of incorporation, but no governmental approval is generally required.

Powers and responsibilities of directors

Under PRC law, the board of directors is responsible for specified actions, including the following functions and powers of a joint stock company:

●	convening shareholders’ meetings and reporting its work to shareholders at these meetings;

●	implementing shareholders’ resolutions;

●	determining the company’s business plans and investment proposals;

●	formulating the company’s annual financial budgets and final accounts;

●	formulating the company’s profit distribution plans and loss recovery plans;

●	formulating proposals for the increase or decrease in the company’s registered capital and the issue of debentures;

●	formulating plans for the merger, division, dissolution or change of the form of the company;

●	deciding on the company’s internal management structure and formulating its basic management system;

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●	appointing or removing the company’s general manager and deciding on the remuneration of the general manager; appointing and removing deputy general manager and company personnel in charge of financial matters based on the recommendation of the general manager and deciding on the remuneration of the deputy general manager and company personnel in charge of financial matters; and

●	exercising other power conferred by the article of associations of the company.

In addition, the Mandatory Provisions provide that the board of directors has the authority to formulate any proposal to amend the articles of association and to exercise any other power conferred by a decision of the shareholders’ meeting and that the issuance of bonds must be approved by the shareholders in a general meeting by way of a special resolution.

Under Delaware law, the business and affairs of a Delaware corporation are managed by or under the direction of its board of directors. Their powers include fixing the remuneration of directors and borrowing power, except as otherwise provided by statute or in the certificate of incorporation or bylaws of the corporation.

Powers and responsibilities of supervisors

Under PRC law, a PRC joint stock company must have a board of supervisors consisting of shareholder representatives and one or more employee representatives. Supervisors attend board meetings as non-voting observers. Directors, officers and company personnel in charge of financial matters may not serve as supervisors. The supervisors perform and exercise the following functions and powers:

●	examining the company’s financial affairs;
●	monitoring compliance with laws, regulations, the articles of association of the company and the shareholders resolutions by the directors and members of senior management of the company; and suggesting removing the directors and members of senior management who violate these laws, regulations, the articles of association of the company and the shareholders resolutions;
●	requiring corrective action from directors and members of senior management whose actions are contrary to the interests of the company;
●	proposing the holding of extraordinary shareholders’ meetings and convening and presiding over shareholders’ meetings where the board of directors does not exercise its duties as prescribed in the law;
●	proposing new items to be inserted in the agenda of the shareholders’ meeting;
●	bringing lawsuits against directors or members of senior management, if they violate laws, regulations or the articles of association of the company; and
●	exercising and performing other powers and functions provided for in the company’s articles of association.

In addition, the Mandatory Provisions provide that supervisors of overseas listed joint stock companies are entitled to examine the financial information, including financial statements, operation reports and plans for profit distribution, to be submitted by the board of directors to the shareholders’ meetings; and authorize, in the company’s name, public certified accountants or licensed auditors to assist in the re-examination of such information, should any doubt arise in respect thereof. The fees and expenses of attorneys and other professionals incurred by the supervisors in connection with the discharge of their duties are to be paid by the company.

Delaware law makes no provision for a comparable corporate institution.

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Duties of directors and supervisors

Under PRC law, directors and supervisors of a joint stock company are required to comply with relevant laws and regulations and the company’s articles of association. A director or supervisor who contravenes any law, regulation or the company’s articles of association in the performance of his duties shall be personally liable to the company for any loss incurred by the company. Directors or supervisors are required to carry out their duties honestly and diligently, and protect the interests of the company. They are also under a duty of confidentiality to the company and prohibited from divulging confidential information concerning the company, except as permitted by relevant laws and regulations or by a decision of a shareholders’ meeting. Without the approval of shareholders’ meetings, they may not use their position and authority in the company to seek personal gain or directly or indirectly engage in the same business as the company or in any other business detrimental to the interests of the company; otherwise, they are required to forfeit any profits from these activities to the company.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors need to satisfy their fiduciary duty to the corporation and its shareholders, including the duty of care and the duty of loyalty.

Limitations on transactions with interested directors and supervisors

Under PRC law, directors and supervisors of a joint stock company may not enter into any contracts or transactions with the company unless permitted by the articles of association or approved by the shareholders with full knowledge. A company may not provide any guarantees to shareholders or any de facto control person of the company unless such guarantees are approved by a majority of shareholders present at the shareholders’ meeting, excluding the shareholder who will be provided such guarantees. Under the Mandatory Provisions, a director or supervisor is required to disclose to the board of directors any transaction with the company in which he has a direct or indirect interest or in which there is a material conflict of interest between the company and himself. A director is not entitled to vote or be counted for quorum purposes in any board decision on any such transaction. A company may set aside any interested transaction which did not comply with these requirements, unless the other party to such transaction was honestly unaware of the breach of obligations by the interested director or supervisor. A company may not loan or provide any guarantees to directors or supervisors (including persons related to them), except for the loans made in accordance with employment contracts approved by the shareholders’ meeting regarding expenses incurred for the company or performing the duties of such director or supervisor, or unless the company’s business scope allows for the provision of loans and guarantees and such loans or guarantees are made under regular commercial terms.

Under Delaware law, an interested transaction is not voidable solely for the reason that the transaction is interested if (1) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of shareholders or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, the interested director could be held liable for a transaction in which such director derived any improper personal benefit.

Election and removal of directors

Under PRC law, the term of office of directors of a joint stock company must be specified in the articles of association, but may not exceed three years. Directors may be re-elected. Directors can be removed by a valid resolution of a shareholders’ meeting duly convened. PRC law does not contemplate a classified board of directors.

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Under Delaware law, directors of a Delaware corporation can be removed from office with or without cause by the holders of a majority of shares then entitled to vote at an election of directors, provided that, except where the certificate of incorporation of the Delaware corporation otherwise provides, a member of a classified board may be removed by shareholders only for cause, and in a corporation with cumulative voting, if less than all of the directors are removed, no director may be removed without cause if the votes cast against the director’s removal are sufficient to elect the director if cumulatively voted at an election of directors. The Court of Chancery may remove a director who has been convicted of a felony or found by a court to have committed a breach of the duty of loyalty in connection with his or her duties to the corporation following application by the corporation or derivatively in the right of the corporation by any shareholder. The court may order the removal only if it determines that the director did not act in good faith in performing the acts resulting in the prior conviction or judgment and that removal is necessary to avoid irreparable harm to the corporation.

Dividend payments

Under PRC law, proposals for distribution of profits are formulated by the board of directors and submitted for shareholder approval at a shareholders’ meeting. Dividends may be distributed in the form of cash or shares.

Under Delaware law, the board of directors of a Delaware corporation may declare dividends out of distributable earnings and profits without the approval of the shareholders.

Limitations on the rights to own securities

Under PRC law, foreign-invested shares such as our H Shares and ADSs generally can be held only by foreign shareholders and other shareholders from the regions of Hong Kong, Macao and Taiwan. However, since November 2014, mainland investors can trade H Shares through the Stock Connect scheme.

Under Delaware law, there are no limitations on the rights to own securities based on nationality or residency.

Amalgamations and business combinations; appraisal rights

Under PRC law, amalgamations and divisions involving joint stock companies are required to be approved by shareholders voting at a shareholders’ meeting. The Mandatory Provisions require an amalgamation or division involving the company to be approved by an affirmative vote of two-thirds of the votes present at the shareholders’ meeting called to consider the transaction. Any opposing shareholder may request the company or the consenting shareholders to purchase its shares at a fair price.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and holders of a majority of the outstanding shares entitled to vote. A shareholder objecting to the merger is entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Transactions with significant shareholders

Under Delaware law, a business combination between a Delaware public corporation and an interested shareholder which takes place at any time during a period of three years commencing with the date the interested shareholder became an interested shareholder would need prior approval from the board of directors or a supermajority of the other shareholders of the corporation, unless the corporation opted out of the relevant Delaware business combination statute. Under Delaware law, an interested shareholder of a corporation is someone who, together with its affiliates and associates, owns more than 15% of the outstanding common shares of the corporation. No such business combination statute or regulation applies to PRC joint stock companies.

Shareholders’ lawsuits

Under PRC law, the article of associations of PRC companies listed in Hong Kong shall provide that most disputes involving a holder of H shares are to be resolved by final and binding arbitration.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty and corporate waste.

Limitations on liability and indemnification of directors and officers

PRC law does not provide for any specific limitations on liability or indemnification of directors or officers.

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Under Delaware law, a corporation may indemnify a current director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A corporation may not retroactively impair or eliminate indemnification or advancement rights by amending the corporation’s certificate of incorporation or bylaws after the occurrence of the act or omission that gives rise to indemnification or advancement rights, unless the provision contains, at the time of the act or omission, an explicit authorization of such elimination or limitation.

Shareholders’ rights of inspection of corporate records

Under PRC law, shareholders are entitled to inspect the articles of association, register of shareholders, corporate bond counter foils, minutes of shareholders’ meetings and board meetings and reports of the financial accounts of the company. In addition, the Mandatory Provisions provide that, after paying reasonable fees, shareholders are entitled to inspect the company’s shareholder list, certain personal information on the directors, supervisors and officers, the company’s capital position and certain information regarding share repurchases conducted by the company during the most recent fiscal year.

Delaware law permits any shareholder of a Delaware corporation to examine or obtain copies of or extracts from the corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Conditions governing changes in registered capital” under “Item 10—Additional Information—B. Memorandum and Articles of Association” of this annual report.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

The Bank of New York Mellon (previously known as The Bank of New York), as depositary (the “Depositary”), executes and delivers the ADSs. Each ADS represents ownership interests in 25 H Shares (or the right to receive 25 H Shares) deposited with the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian (the “Custodian”). Each ADS will also represent securities, cash or other property deposited with the Depositary and not distributed to ADR holders. The Depositary’s principle executive office is located at 240 Greenwich Street, New York, NY 10286, which is also the current corporate trust office of the Depositary. The Custodian’s office is located at 17/F, Tower 3, HSBC Centre, 1 Sham Mong Road, Kowloon, Hong Kong, China.

The ADSs will be evidenced by ADRs delivered by the Depositary. An ADR may evidence any number of ADSs. You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes that you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this Section. You should consult with your broker or financial institution to find out what those procedures are.

Because the Depositary will actually hold the H Shares underlying the ADSs represented by the ADRs, you must rely on it to exercise the rights of a shareholder. The obligations of the Depositary are set out in a deposit agreement among us, the Depositary and you, as an ADR holder. The deposit agreement, the ADSs and the ADRs are generally governed by New York law.

The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR. The deposit agreement has been filed with the SEC as an exhibit to a Registration Statement on Form F-6 (File No. 333-144380) for the Company, which was filed on July 6, 2007. A specimen of the ADR was also filed as Exhibit 2.1 to our annual report on Form 20F/A (File No. 001-15264), which was filed with the SEC on October 9, 2012.

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Share Dividends And Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the Custodian receives on H Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of H Shares your ADSs represent.

Cash

The Depositary will convert any cash dividend or other cash distribution we pay on the H Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible as a result of the existence of foreign exchange controls prohibiting such conversion, or if any approval from the government is needed and cannot be reasonably obtained, the agreement allows the Depositary to distribute the Renminbi only to those ADR holders to whom it is possible to do so. It will hold the Renminbi it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Renminbi, and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation” of this 20-F. The Depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary cannot convert the Renminbi, you may lose some or all of the value of the distribution.

Shares

The Depositary may, after consultation with us and to the extent practicable, and will if we so request, distribute additional ADSs representing any H Shares that we distribute as a dividend or free distribution, if we furnish it with satisfactory evidence that it is legal to do so. The Depositary will only distribute whole ADSs. It will sell H Shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it would do with a cash distribution. If the Depositary does not distribute additional ADSs in such circumstances, then each outstanding ADS will also represent the new H Shares (and thereafter the ratio of H Shares per ADS will be adjusted accordingly).

Rights to Purchase Additional H Shares

If we offer holders of our H Shares any rights to subscribe for additional H Shares or any other rights, the Depositary may, after consultation with us, or will if we so request, make these rights available to you, if we furnish it with satisfactory evidence that both the rights and the securities to which such rights relate are exempt from registration with respect to a distribution or are covered by an effective registration statement if registration is required, and the Depositary determines in its discretion that it is lawful and feasible to make such distribution. If the Depositary determines in its reasonable discretion that it is not lawful or feasible to distribute such rights to ADR holders, it may sell the rights and distribute the proceeds in the same way as it would do with a cash distribution. The Depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the Depositary makes rights available to you, upon instruction from you, it will exercise the rights and purchase the H Shares on your behalf. The Depositary will then deposit the H Shares and deliver additional ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges and fees that the rights and the deposit agreement require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade those ADSs freely in the United States. In this case, the Depositary may issue the ADRs with legend or under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

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Other Distributions.

The Depositary will, after consultation with the Company, send to the extent practicable to you anything else that we distribute on deposited securities in any manner that the Depositary reasonably deems equitable and practicable. If in its opinion the distribution cannot be made proportionately among the holders entitled thereto, or if it deems such distribution not to be feasible, the Depositary may adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including to sell what we distributed and distribute the net proceeds, in the same way as it would do with a cash distribution. Or the Depositary may decide to hold what we distributed, in which case the outstanding ADSs will also represent the newly distributed property.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register additional ADSs, ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of additional ADSs, ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions that we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How does the Depositary deliver ADSs?

The Depositary will deliver ADSs if you or your broker deposit H Shares or evidence of rights to receive H Shares with the Custodian. Upon payment of its fees and expenses and of any taxes or governmental charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names that you request and will deliver the ADRs representing such ADSs at its corporate trust office to the persons you request. The Depositary will not, however, knowingly accept shares for deposit that cannot be traded freely in the United States in accordance with U.S. securities laws or if we instruct the Depositary that the deposit of such H Shares would violate any provision of the Articles of Association of the Company or U.S. securities laws.

How do ADR holders cancel an ADR and obtain H Shares?

You may turn in your ADRs at the Depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or governmental charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver (1) the H Shares underlying the ADSs represented by the ADRs and (2) any other deposited securities underlying the ADSs represented by the ADRs, to you or person(s) you designate at the office of the Custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its corporate trust office. ADRs surrendered shall be canceled, and the Depositary is authorized to destroy the ADRs so canceled.

Voting Rights

You may instruct the Depositary to vote the H Shares underlying your ADSs represented by the ADRs but only if we ask the Depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the H Shares. However, you may not know about the meeting far enough in advance to withdraw the H Shares.

If we ask for your instructions, the Depositary will notify you of any upcoming vote and arrange to deliver our voting materials to you. The materials will (l) describe the matters to be voted on; (2) include a statement that the ADR holders as of the close of business on a specified record date will be entitled to instruct the Depositary to exercise the voting rights, subject to PRC law and the provisions of our Articles of Association; and (3) explain how you, by a certain date, may instruct the Depositary to vote the H Shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, they must be received by the Depositary on or before the date established by the Depositary. The Depositary will endeavor, as far as practical, subject to PRC law and the provisions of our Articles of Association, to vote or to have its agents vote the H Shares or other deposited securities as you instruct. The Depositary will only vote or attempt to vote as you instruct. However, if the Depositary does not receive your voting instructions, it will deem you to have instructed it to give a proxy to vote your shares to a representative designated by us, provided that no such proxy shall be given with respect to any matter as to which the Company informs the Depositary that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of H Shares.

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We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your H Shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions, provided that any such action or inaction is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your H Shares are not voted as you requested.

Payment of Taxes and Fees

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The Depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

See “Item 12. Description of Securities Other Than Equity Securities – D. American Depositary Shares” of this annual report for the fees charged by the Depositary.

Changes Affecting Deposited Securities

If there is any change in the nominal value of the deposited securities, split-up, consolidation or any other reclassification of the deposited securities, or any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any new securities that will be received by the Depositary or the Custodian in exchange for or in respect of the H Shares underlying the ADSs will be treated as new deposited securities under the deposit agreement and underlying the ADSs. The Depositary may also, and will if we so request, execute and deliver additional ADRs as in the case of a dividend in H Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the Depositary to amend the deposit agreement and the form of the ADRs without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or such other expenses), or prejudices any substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the Depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

No amendment shall impair your right to surrender ADRs and receive the deposited securities underlying the ADSs represented thereby, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The Depositary will terminate the deposit agreement if we ask it to do so. The Depositary may also terminate the deposit agreement if the Depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the Depositary must notify you at least 90 days before termination.

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After termination, the holder of ADRs will, upon surrender of its ADRs and payment of the fee for the surrender and any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the deposited securities underlying the ADSs represented thereby. After termination, if any ADRs remain outstanding, the Depositary and its agents will be required to do only the following under the deposit agreement:

●	sell rights and other property as provided in the deposit agreement;
●	collect distributions on the deposited securities; and
●	deliver H Shares and other deposited securities and related distributions and net proceeds upon cancellation of the ADRs.

One year after termination, the Depositary may sell any remaining deposited securities by public or private sale and hold the net proceeds it receives on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the holders of the ADRs which have not theretofore been surrendered. It will not invest the money and has no liability for interest. After making such sale, the Depositary’s only obligations will be to account for the money and other cash and with respect to indemnification to us. After termination our only obligations will be with respect to indemnification and to pay various amounts to the Depositary.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. Among other things, we and the Depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
●	are not liable if either of us or the Depositary is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;
●	are not liable if either of us or the Depositary exercises the discretion permitted under the deposit agreement;
●	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and
●	may rely upon any documents we or the Depositary reasonably believes to be genuine and to have been signed or presented by the proper party, or rely upon the advice of or information from any person believed by us or it in good faith to be competent to give such advice or information.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances. Disputes arising out of or relating to the deposit agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in the City of New York in English.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of H Shares, the Depositary may require:

●	payment of (i) stock transfer or other taxes or other governmental charges; (ii) transfer or registration fees charged by third parties for the transfer of any H Shares or other deposited securities; (iii) fees charged by the Depositary according to the deposit agreement;

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●	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary or proper or as we may request;
●	compliance with laws or governmental regulations relating to ADRs or ADSs or to the withdrawal of deposited securities; and
●	compliance with requirements and procedures it may establish, from time to time, consistent with the deposit agreement, including the presentation of transfer documents.

The Depositary may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of the Depositary, us or our share register are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive H Shares Underlying Your ADSs

You have the right to cancel your ADRs and withdraw the deposited securities underlying the ADSs represented thereby at any time, except:

●	when temporary delays arise because: (i) the Depositary or we have closed its or our transfer books; (ii) the transfer of H Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on the H shares;
●	when you or other ADR holders seeking to withdraw H shares owe money to pay fees, taxes and similar charges; or
●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations relating to the ADRs or ADSs or to the withdrawal of H Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Shareholder Communications; Inspection of Register of ADR Holders

The Depositary will make available for your inspection at its corporate trust office all reports and communications, including any proxy soliciting material, received from us that are both (i) received by the Depositary as a holder of deposited securities; and (ii) made generally available to holders of deposited securities by us. The Depositary will also, upon our request, send you copies of those reports and communications

The Depositary will keep books, at its corporate trust office, for the registration and transfers of ADRs which at all reasonable times shall be open for inspection by the ADR holders, provided that such inspection shall not be for the purpose of communicating with ADR holders in the interest of a business or object other than the business of the Company or a matter related to the deposit agreement or the ADRs.

Ownership Disclosures and Restrictions

ADR holders and beneficial owners may be requested to provide information to us regarding the capacity in which they own their ADRs, the identity of any persons previously or currently interested in their ADRs and the nature of such interest. ADR holders and beneficial owners agree to provide such information to the extent that it is available and can be disclosed under applicable law.

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